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                                                                    EXHIBIT 99.4



[NSTAR LOGO APPEARS HERE]                         NEWS RELEASE

CONTACTS:
MEDIA:                                            INVESTORS:
Name: Michael Monahan                             Name: Philip J. Lembo
Phone: (617) 424-2460                             Phone: (617) 424-3562

For Immediate Release

           BEC ENERGY AND COMMONWEALTH ENERGY SYSTEM COMPLETE MERGER


Boston, MA (August 25, 1999) BEC Energy (NYSE: BSE) and Commonwealth Energy System (NYSE: CES), today completed their merger under a new company, NSTAR (NYSE: NST). This follows approval from the Securities and Exchange Commission yesterday. The merger, completed in less than nine months, provides the platform for creating the premier energy distribution system in the region.

NSTAR, through its subsidiaries, Boston Edison, Cambridge Electric, Commonwealth Electric and Commonwealth Gas, will serve about 1.3 million customers, including approximately 1,040,000 electric customers in 81 communities and 240,000 gas customers in 51 communities.

Thomas J. May, chairman and chief executive officer of NSTAR, said, "Customer service is our top priority. Our expanded platform will allow the combined companies to invest more effectively in technology and infrastructure which will lead to higher levels of customer service." Mr. May added, "The new company allows us to broaden our customer base, and to capture the savings opportunities that the combined operations can produce."

May also noted that the electric and gas utility industry, particularly in the northeast region, continues to experience significant consolidation activity. "Like all utilities in the region, we will continue to evaluate opportunities to enhance shareholder value through the consolidation of this industry," May said.

Under the terms of the Agreement and Plan of Merger (the "Merger Agreement"), the BEC Energy shareholders have the right to elect to receive either $44.10 in cash or one NSTAR common share for each BEC Energy share held, and the COM/Energy shareholders have the right to elect to receive either $44.10 in cash or 1.05 NSTAR common shares for each COM/Energy share held, subject in each case to proration as described in the Proxy Statement/Prospectus dated May 14, 1999 relating to the merger.

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Election forms were mailed to the BEC Energy and COM/Energy shareholders beginning on August 24, 1999. The cash or share election must be completed and returned to EquiServe, the exchange agent, no later than 5:00 p.m. ("EST") on September 21, 1999. Any shareholder who fails to make a timely election will receive either cash or NSTAR common shares at the discretion of NSTAR.

In April 1998, BEC announced a common share repurchase program under which it would repurchase up to four million of its common shares. This share repurchase program will be continued by NSTAR.

As previously announced, on July 29, 1999, a wholly-owned special purpose subsidiary of Boston Edison Company, a subsidiary of NSTAR, closed the sale of $725 million of rate reduction bonds through two Massachusetts state agencies and expects to use a portion of the proceeds to reduce capitalization. On July 30, 1999 Boston Edison announced a tender offer for any and all of its outstanding 9-7/8% debentures due June 1, 2020 and its 9-3/8% debentures due August 15, 2021. In addition, NSTAR may expand its existing common share repurchase program. Repurchases of NSTAR common shares could take the form of an open-market repurchase program, private transactions, one or more tender offers or a combination of one or more of these methods. In the event that NSTAR elects to proceed with a tender offer, any such tender offer would likely be at a premium to the then current market price of NSTAR shares.

On July 27, 1999, the Massachusetts Department of Telecommunications and Energy (the "MDTE"), approved a rate plan filed by the utility subsidiaries of NSTAR in connection with the merger. On August 16, 1999, the Massachusetts Attorney General, and other parties to the rate proceeding, filed an appeal of the MDTE's order regarding the rate plan.

This press release includes forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect numerous assumptions, and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are: the ability of the combined company to successfully reduce its cost structure and realize the economies expected to be generated by the merger, including benefits from consolidation of the companies' workforces, the effects of the continued regulatory orders and legislative changes; the effects of the changes in economic conditions, weather conditions, growth in the service territories of the two companies, interest costs and the other risks detailed from time to time in BEC Energy's, Commonwealth Energy System's, and NSTAR's SEC reports. See the Annual Reports of each of BEC Energy and Commonwealth Energy System for the years ended December 31, 1998.

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